EXHIBIT 10 (j)(1)

                      FORM OF AGREEMENT WITH MR. OLIN KING

Mr. King relinquished his position as Chairman of the Board of Directors as of June 30, 2000, the end of the Company's fiscal year. On June 30, 2000, Mr. King resigned from the Executive Committee and became a member of the Investment Committee. On June 30, 2000, Mr. King was given the title Chairman Emeritus to reflect his contribution to the Company over the years, but he will have no executive or administrative responsibilities attached to that position.

Mr. King received his salary through June 30, 2000 and a bonus of .67% of the Company's annual net income accrued through December 31, 1999, paid on February 15, 2000. He received a performance bonus for his services to the Company of $400,000, paid on June 30, 2000. All unvested options held by him fully vested on June 30, 2000. The original terms of the options (other than the vesting provision), remain in full force and effect. A grant of 1999 options for 25,000 shares was made at the annual meeting of the Board in October 1999. The Company will provide, directly or indirectly, at its expense, health insurance for Mr. and Mrs. King substantially in scope as provided during Mr. King's employment, subject to integration with Medicare and Medicaid. This insurance would be provided so long as Mr. King is a Director of the Company. In the event that he elects to extend this health insurance past his tenure as a Director, the Company will pay the premium in effect at that time and he would be responsible for any excess. Any extension of coverage, as well as the initial coverage, will cease on his death.

Mr. King can sell his stock in the Company at any time subject to applicable Securities Act rules, including no more than two registrations on Form S-3. The Company will provide Mr. King with an office and a secretary at a suitable location to be determined from time to time by the CEO The Key Man term life insurance policy and a term life insurance policy as part of an employee benefit plan supplement will be canceled.